As filed with the Securities and Exchange Commission on January 13, 1997

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                                  GENRAD, INC.
               (Exact name of registrant as specified in charter)


             Massachusetts                                   04-1360950
     (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                     Identification No.)

                                300 Baker Avenue
                        Concord, Massachusetts 01742-2174
                                 (508) 287-7000
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           --------------------------



        James F. Lyons                                   Copies to:
      President and Chief                              James E. Dawson
       Executive Officer                        Nutter, McClennen & Fish, LLP
         GenRad, Inc.                              One International Place
       300 Baker Avenue                             Boston, MA 02110-2699
    Concord, MA 01742-2174                             (617) 439-2000
        (508) 287-7000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

    Approximate date of commencement of proposed sale to public:
   From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------



                             CALCULATION OF REGISTRATION FEE
=======================================================================================
                                          Proposed         Proposed
 Title of Each Class of                    Maximum           Maximum        Amount of
    Securities to be      Amount to be  Offering Price      Aggregate      Registration
       Registered          Registered    Per Share(1)   Offering Price(1)      Fee
---------------------------------------------------------------------------------------
Shares of Common
Stock, $1.00 par value   79,862 shares      $22.875       $1,826,843.25      $365.37
=========================================================================================

(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange on January 8, 1997.

                           --------------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS


                                  79,862 Shares

                                  GENRAD, INC.

                                  Common Stock

         This Prospectus relates to the resale of 79,862 shares of Common Stock, $1.00 par value (the "Shares"), of GenRad, Inc., a Massachusetts corporation (the "Company"), which Shares are owned and may be offered and sold from time to time by the persons and entities listed herein under, and referred to herein as, the "Selling Stockholders."

     The Shares may be offered from time to time by the Selling Stockholders in transactions on the New York Stock Exchange ("NYSE") or in privately-negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Specific information concerning the Selling Stockholders and their plan of distribution is set forth under "Selling Stockholders" and "Plan of Distribution."

     The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.

     Shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), per share, are quoted on the NYSE under the symbol "GEN." On January 8, 1997, the closing price reported for such shares on the New York Stock Exchange was $22.875.

                           --------------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                           --------------------------


                 The date of this Prospectus is January 13, 1997.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                           --------------------------

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information, with respect to the Company and the Shares, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy and information statements and other information with the Commission. For further information, with respect to the Company, reference is hereby made to such reports, proxy and information statements and other information which can be inspected and copied at the public reference facilities maintained by the Commission referred to above. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission.

     The Company's Common Stock is listed for trading on the New York Stock Exchange under the trading symbol "GEN." Reports, proxy and information statements and other information about the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference its Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 30, 1995, its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 30, 1996, June 29, 1996 and September 28, 1996, its Current Report on Form 8-K dated June 20, 1996 and the description of the Company's capital stock contained in its Registration Statement on Form S-3 dated September 3, 1996 (Reg. No. 333-09675).

     All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to any termination of the offering of the shares of Common Stock covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus on written or oral request to Donna L. LaVoie, Director, Corporate Relations, GenRad, Inc., 300 Baker Avenue, Concord, MA 01742-2174, or by telephone at (508) 287-7000.

                                   THE COMPANY

     The Company is a worldwide supplier of integrated test, measurement and diagnostic systems for the manufacture and maintenance of electronic products. Through its operations in Concord, Massachusetts and Manchester, England, it offers products and services in two core business areas: electronic manufacturing test systems and diagnostic systems. The Company's electronic manufacturing test systems include board test products used to test printed-circuit boards and combined hardware and software test and measurement systems for a wide range of manufacturers with testing needs ranging from low to high complexity. The Company also designs, manufactures and provides worldwide service and support for diagnostic systems which detect electrical and electronic failures in cars and other products. The Company's principal customers include manufacturers in the following industries: transportation, contract manufacturing, computer/peripherals and communications.

     The Company was incorporated in 1915 under the laws of the Commonwealth of Massachusetts. The Company has its executive offices at 300 Baker Avenue, Concord, Massachusetts, 01742-2174, Telephone: (508) 287-7000.


                                 USE OF PROCEEDS

     The shares of Common Stock offered by the Selling Stockholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.


                              SELLING STOCKHOLDERS

     The Selling Stockholders, Henry Henderson and Rudolf T. Sachenbacher, each acquired in a transaction effected on November 8, 1996, and beneficially own, 32,789 shares of Common Stock, all of which may be offered from time to time pursuant to this Prospectus. This Prospectus also relates to 7,142 shares of the Common Stock some or all of which may be offered from time to time by each Selling Stockholder to the extent that any of such additional shares are released from escrow to the Selling Stockholders. Any such release is currently scheduled to occur on or after May 8, 1997. Other than their ownership of the Company's securities and the relationship of Henry Henderson to the Company as an employee of a subsidiary of the Company, none of the Selling Stockholders has had any material relationship with the Company within the past three years. To the Company's knowledge, the Selling Stockholders each own less than one percent of the outstanding shares of Common Stock. The preceding information may change from time to time and will be set forth as required in Supplements to this Prospectus or amendments to the Registration Statement.

     Because the Selling Stockholders may offer all or some of the Common Stock pursuant to the offering contemplated by this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the number of Shares that may be sold or the number of shares of Common Stock that may be held by the Selling Stockholders after completion of this offering, no estimate can be given as to the shares of Common Stock that will be held by the Selling Stockholders after completion of this offering. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Stockholders may from time to time offer the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the Shares for whom they may act as agent.

     To the extent required, the aggregate principal amount of the Shares to be sold hereby, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any.

     The Shares which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of the Shares or by agreement between such holders and underwriters or dealers who receive fees or commissions in connection therewith.

     The outstanding Common Stock is listed for trading on the New York Stock Exchange.

     In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Shares offered hereby by the Selling Stockholders to the public, other than selling commissions and fees.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Shares being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company.


                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal years ended December 31, 1994 and January 1, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses in connection with the offering to which this Registration Statement relates, other than commissions, are to be borne by the Company and are estimated as follows:

         Securities and Exchange Commission
         Registration Fee.......................................... $365.37

         Accounting Fees............................................  3,000

         Legal Fees.................................................  5,000

         Miscellaneous Expense...................................... 434.63

         Total...................................................... $8,800
                                                                     ======

Item 15. Indemnification of Directors and Officers.

     The Company's Articles of Organization and By-laws, each as amended and restated, provide for indemnification of officers and directors to the fullest extent permitted by the laws of the Commonwealth of Massachusetts.

     Section 67 of Chapter 156B of the Massachusetts General Laws, which is applicable to the Company as a Massachusetts corporation, provides as follows:

     "Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

     "No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     "The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

     "A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

     The Company provides officers' and directors' liability insurance for its officers and directors and has entered into indemnification agreements with each of its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under the laws of the Commonwealth of Massachusetts.

     The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities under the Securities Act in connection with this Registration Statement.


Item 16. List of Exhibits.

Exhibit No.

    *  5.1            Opinion of Nutter, McClennen & Fish, LLP

    * 23.1            Consent of Price Waterhouse LLP

    * 23.2            Consent of Arthur Andersen LLP

    * 23.3            Consent of Nutter, McClennen & Fish, LLP
                      (included in Exhibit 5)

    * 24.1            Power of Attorney (contained on Page II-5)

----------------
* Filed herewith.

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, Commonwealth of Massachusetts, on this 13th day of January, 1997.

                                      GENRAD, INC.


                                      By:  /s/ James F. Lyons
                                           --------------------------------
                                           James F. Lyons
                                           President and Chief Executive Officer

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints James F. Lyons, Paul Pronsky, Jr. and Constantine Alexander, and each of them, with full power to act without the other, his true and lawful, attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.




                                                                January 13, 1997
/s/ James F. Lyons
---------------------------------------
James F. Lyons
President, Chief Executive Officer and
Director
(Principal Executive Officer)

/s/ Paul Pronsky, Jr.
---------------------------------------                      January 13, 1997
Paul Pronsky, Jr.
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)


/s/ William S. Antle
---------------------------------------                     December 12, 1996
William S. Antle
Director


/s/ Russell A. Gullotti
---------------------------------------                     December 11, 1996
Russell A. Gullotti
Director



---------------------------------------                     January    , 1996
Lowell B. Hawkinson
Director


/s/ Richard G. Rogers
---------------------------------------                     December 16, 1996
Richard G. Rogers
Director


/s/ William G. Scheerer
---------------------------------------                      January 12, 1997
William G. Scheerer
Director



---------------------------------------                     January    , 1996
Adriana Stadecker
Director


/s/ Ed Zschau
---------------------------------------                     December 18, 1996
Ed Zschau
Director